Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of December 5, 2012 by and between Allakos Inc. (the “Company”) and Dr. Christopher Bebbington (the “Employee”). The Company and the Employee are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT.

1.1 Term. The term of this Agreement shall begin on the date first set forth above (the “Effective Date”) and shall continue until terminated in accordance with Section 4 herein.

1.2 Title. The Employee shall have the title of President and Chief Executive Officer, and shall report to the board of directors of the Company (the “Board”).

1.3 Duties. The Employee shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with his position. As a Company employee, the Employee will be expected to comply with Company policies and acknowledge in writing that the Employee has read the Company’s Employee Handbook, if any. The Company’s Employee Handbook may be established or modified from time to time at the sole discretion of the Company.

2. COMPENSATION.

2.1 Base Salary. The Company shall pay the Employee a base salary of $320,000 per year, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Company shall review the Employee’s base salary periodically relative to the Employee’s contributions to the success of the Company, the Employee’s level of performance as it relates to the Employee’s official duties, and the labor market for similarly situated professionals and may increase Employee’s base salary accordingly.

2.2 Bonus. Employee shall be eligible to receive an annual bonus equal to twenty-five percent (25%) of the Employee’s base salary at the sole discretion of the Board.

2.3 Employment Taxes. All of the Employee’s compensation and any other payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are required to be collected or withheld by the Company.

2.4 Stock Options. All options to purchase shares of the Company’s common stock which the Company shall grant to the Employee (the “Options”) shall contain provisions permitting the Employee to exercise the vested shares subject to such Options for the term of such Options which shall be ten (10) years following the date of grant of such Options even if the date of termination of Employee’s employment with the Company occurs before the end of such ten (10) year period; provided, however, if the Employee, at the time of grant of the Options, is a holder of more than ten percent (10%) of the voting power of all classes of stock of the Company, the term of such Options shall be five (5) years from the date of grant of the Options. The Employee agrees that he has sought the counsel of his personal tax advisor regarding the tax implications of such Options to the extent that he feels necessary and in no way is relying on the Company for tax advice in connection with this Agreement.

3. TERMINATION.

3.1 Termination for Death or Disability. The Employee’s employment with the Company shall terminate automatically effective upon the date of the Employee’s death or Disability (as defined below).

3.2 Termination By the Company. The Employee’s employment with the Company is at will. The Company may terminate the employment relationship at any time and for any reason or no reason, including, but not limited to, under the following conditions:

3.2.1 Termination by the Company For Cause. The Company may terminate the Employee’s employment under this Agreement for Cause (as defined below) by delivery of written notice to the Employee specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 3.2.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

3.2.2 Termination by the Company Without Cause. The Company may terminate the Employee’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date the Employee is so informed, or as otherwise specified by the Company.

3.3 Termination By The Employee. The Employee may terminate the employment relationship at any time and for any reason or no reason, including, but not limited to, under the following conditions:

3.3.1 Good Reason. The Employee may terminate the Employee’s employment under this Agreement for Good Reason (as defined below) by delivery of written notice to the Company specifying the Good Reason relied upon for such termination. Any notice of termination given pursuant to this Section 4.3.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

3.3.2 Without Good Reason. The Employee may terminate the Employee’s employment under this Agreement for other than Good Reason upon thirty (30) days written notice to the Company, delivered to the President, Chief Executive Officer or a member of the Board.

3.4 Termination by Mutual Agreement of the Parties. The Employee’s employment pursuant to this Agreement may be terminated at any time upon the mutual agreement in writing of the Employee and the Company. Any such termination of employment shall have the consequences specified in such agreement.

3.5 Compensation Upon Termination.

3.5.1 Death or Disability. If the Employee’s employment is terminated by death or Disability as provided in Section 3.1, the Company shall pay to the Employee or to the Employee’s heirs all base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to the Employee and/or to the Employee’s heirs under this Agreement, except as otherwise provided by law.

3.5.2 For Cause or Without Good Reason. If the Employee’s employment is terminated by the Company for Cause as provided in Section 3.2.1, or if the Employee terminates the Employee’s employment hereunder without Good Reason as provided in Section 3.3.2, the Company shall pay the Employee all base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to the Employee under this Agreement, except as provided by law.

3.5.3 Without Cause or For Good Reason. If at any time the Company terminates the Employee’s employment without Cause as provided in Section 3.2.2, or the Employee terminates the Employee’s employment for Good Reason as provided in Section 3.3.1, the Company shall pay the Employee all base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, subject to Employee’s delivery to the Company of a Release and Waiver of Claims in the form attached hereto as Exhibit A (the “Release”) within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of Employee’s employment, and permitting such Release to become fully effective in accordance with its terms, (the date Employee’s Release becomes fully effective, the “Release Effective Date”), the Company shall provide the Employee with the following benefits, as applicable:

(i) The equivalent of six months of the Employee’s base salary in effect at the time of termination (not taking into account any reduction in the Employee’s base salary that would give rise to the Employee’s right to resign for Good Reason pursuant to Section 3.6.2(i)), less standard deductions and withholdings, to be paid periodically in accordance with the Company’s normal payroll policies; and

(ii) in the event the Employee is eligible for and timely elects continued coverage under COBRA, payment of the same portion of the Employee’s COBRA health insurance premiums as the Company paid during the Employee’s employment, for the period commencing on the first day of the first full calendar month following the Release Effective Date and ending on the earlier of: (a) the last day of the sixth full calendar month following the Release Effective Date; or (b) the date on which the Employee becomes eligible to become enrolled in the group health insurance plan of another employer.

3.5.4 Without Cause or For Good Reason Following a Change of Control. If, within twelve months after the consummation of a Change of Control (as defined below), the Company terminates the Employee’s employment without Cause as provided in Section 3.2.2, or the Employee terminates the Employee’s employment for Good Reason as provided in Section 3.3.1, the Company shall pay the Employee all base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, subject to Employee’s delivery to the Company the Release within the Release Effective Date, the Company shall provide the Employee with the following benefits, as applicable:

(i) The equivalent of nine months of the Employee’s base salary in effect at the time of termination (not taking into account any reduction in the Employee’s base salary that would give rise to the Employee’s right to resign for Good Reason pursuant to Section 3.6.2(i)), less standard deductions and withholdings, to be paid periodically in accordance with the Company’s normal payroll policies; and

(ii) in the event the Employee is eligible for and timely elects continued coverage under COBRA, payment of the same portion of the Employee’s COBRA health insurance premiums as the Company paid during the Employee’s employment, for the period commencing on the first day of the first full calendar month following the Release Effective Date and ending on the earlier of: (a) the last day of the ninth full calendar month following the Release Effective Date; or (b) the date on which the Employee becomes eligible to become enrolled in the group health insurance plan of another employer.

3.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.6.1 Disability. “Disability” has the meaning set forth under the longterm disability policy of the Company or a related entity to which the Employee provides services regardless of whether the Employee is covered by such policy. If the Company or the related entity to which the Employee provides service does not have a long-term disability plan in place, “Disability” means that the Employee is unable to carry out the responsibilities and functions of the position held by the Employee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. The Employee will not be considered to have incurred a Disability unless he furnishes proof of such impairment sufficient to satisfy the Board in its discretion.

3.6.2 Good Reason. “Good Reason” for the Employee to terminate the Employee’s employment hereunder shall mean the occurrence of any of the following events without the Employee’s consent: (i) a material reduction in Employee’s salary or benefits

(excluding the substitution of substantially equivalent compensation and benefits), other than as a result of a reduction in compensation affecting employees of the Company, or its successor entity, generally; (ii) a material diminution of Employee’s duties or responsibilities, provided however, that, a mere change in title or reporting relationship alone shall not constitute “Good Reason;” and (iii) relocation of Employee’s place of employment to a location more than 50 miles from the Company’s office location. If any of the events set forth above shall occur, Employee shall give prompt written notice of such event to the Company, or its successor entity, and if such event is not cured within thirty (30) days from such notice Employee may exercise Employee’s rights to resign for Good Reason, provided that if Employee has not exercised such right within 45 days of the date of such notice Employee shall be deemed to have agreed to the occurrence of such event.

3.6.3 Cause. “Cause” for the Company to terminate the Employee’s employment hereunder shall mean the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole and absolute discretion: (i) the Employee’s failure to perform his or her assigned duties or responsibilities (other than a failure resulting from the Employee’s Disability) after notice thereof from the Company describing the Employee’s failure to perform such duties or responsibilities; (ii) the Employee engaging in any act of dishonesty, fraud or misrepresentation or physical violence in connection with his employment; (iii) the Employee’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) the Employee’s breach of any confidentiality agreement or invention assignment agreement between the Employee and the Company (or any affiliate of the Company); or (v) the Employee being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

The determination whether a termination is for “Cause” under the foregoing definition shall be made by the Company in its sole and absolute discretion.

3.6.4 Change of Control. For purposes of this Agreement, a “Change of Control” means any of the following transactions, provided, however, that the Board shall determine under parts (iii) and (iv) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Board determines shall not be a Change of Control; or

(iv) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Board determines shall not be a Change of Control.

3.7 Survival of Certain Sections. Sections 3, 4, 5, 6, 7, 11, 14 and 16 of this Agreement shall survive the termination of this Agreement.

3.8 Parachute Payment. If any payment or benefit the Employee would receive pursuant to this Agreement or otherwise in connection with a change in control of the Company (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount (as defined herein). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Employee. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s stock awards.

The accounting firm then engaged by the Company for general audit purposes shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Employee or the Company) or such other time as requested by the Employee or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Employee and the Company with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Employee and the Company.

3.9 Application of Internal Revenue Code Section 409A.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with the Employee’s termination of employment unless and until the Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to the Employee without causing the Employee to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and the Employee is, on the termination of his service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Employee’s Separation From Service or (ii) the date of the Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to the Employee a lump sum amount equal to the sum of the Severance Benefit payments that the Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

4. CONFIDENTIAL AND PROPRIETARY INFORMATION.

The Employee agrees to abide by the terms of that certain At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between the Employee and the Company (the “Invention Assignment Agreement”).

5. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Employee’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Employee. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

6. CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the state of California.

7. INTEGRATION.

This Agreement, including the Invention Assignment Agreement and Exhibits A and B, contains the complete, final and exclusive agreement of the parties hereto relating to the terms and conditions of the Employee’s employment and the termination of the Employee’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties hereto. To the extent this Agreement conflicts with the Invention Assignment Agreement, the Invention Assignment Agreement controls.

8. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Employee and the Company.

9. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party hereto against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

10. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

11. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement shall be deemed as mutually drafted by and between the respective parties hereto, and the Employee has been encouraged to consult with, and have consulted with, the Employee’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12. REPRESENTATIONS AND WARRANTIES.

The Employee represents and warrants that the Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Employee’s execution and performance of this Agreement will not violate or breach any other agreements between the Employee and any other person or entity.

13. COUNTERPARTS; FACSIMILE.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.

14. LITIGATION COSTS.

Should any claim be commenced between the parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the party hereto prevailing in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for that party’s attorney’s fees in such action.

15. ELIGIBILITY.

As required by law, this offer and Agreement is subject to satisfactory proof of the Employee’s right to work in the United States.

16. TRADE SECRETS.

It is the understanding of both the Company and the Employee that the Employee shall not divulge to the Company any confidential information or trade secrets belonging to others, including the Employee’s former employers, nor shall the Company seek to elicit from the Employee any such information. Consistent with the foregoing, the Employee shall not provide to the Company, and the Company shall not request, any documents or copies of documents containing such information.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written.

ALLAKOS INC.

By:	/s/ Nenad Tomasevic

Name:	Nenad Tomasevic

Title:	Treasurer

/s/ C.R. Bebbington

Dr. Christopher Bebbington

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE

OR RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in the Employment Agreement dated as of December 5, 2012, to which this form is attached, I, Christopher Bebbington, hereby furnish ALLAKOS INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an employee of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

I acknowledge my continuing obligations under my Invention Assignment Agreement. Pursuant to the Invention Assignment Agreement I understand that among other things, I must not use or disclose any confidential or proprietary infolination of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Invention Assignment Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Christopher Bebbington